Exhibit 99.1

Kontoor Brands Board of Directors Elects Jamie Caulfield, Former PepsiCo, Inc. Chief Financial Officer and Michael Skipworth, President and Chief Executive Officer of Wingstop Inc. as New Directors

Wednesday, September 23 –Kontoor Brands, Inc. (NYSE: KTB) (the “Company” or “Kontoor”), today announced that Jamie Caulfield and Michael Skipworth have been elected to the Company’s board of directors effective immediately. Additionally, the Company announced an increase in the size of the Board from seven to nine directors.

"We're excited to welcome Jamie and Michael to Kontoor's Board of Directors," said Scott Baxter, Chief Executive Officer & Chairman of the Board of Kontoor. "Jamie brings decades of financial and portfolio leadership from one of the world's most respected consumer companies, where he helped guide the business through significant periods of change and expansion. Michael's proven track record scaling a high-growth consumer brand will be equally valuable. Together, their perspectives will help inform how we manage our portfolio, drive growth and strengthen our multi-brand platform."

Mr. Caulfield, 67, most recently served as Executive Vice President and Chief Financial Officer of PepsiCo, Inc., a global beverage and convenient foods portfolio company that generates nearly $94 billion in net revenue. Over a career with PepsiCo spanning more than 30 years, Mr. Caulfield held a succession of senior finance roles, including Senior Vice President and Chief Financial Officer of PepsiCo Foods North America, where he helped guide the growth and transformation of the business, and Senior Vice President, Investor Relations from 2011 to 2019. His experience also spans Financial Planning and Analysis, Mergers and Acquisitions, and Corporate Strategy and Development. Mr. Caulfield holds a bachelor's degree in accounting from Loyola University and is a graduate of the Program for Management Development at Harvard Business School.

Mr. Caulfield will serve on the Audit Committee and the Nominating & Governance Committee of Kontoor's Board of Directors.

Mr. Skipworth, 49, serves as President and Chief Executive Officer of Wingstop Inc., a Dallas-based company that operates and franchises more than 3,000 restaurants worldwide. Prior to his appointment as President and Chief Executive Officer, Mr. Skipworth held various leadership roles in finance, accounting and operations, including President and Chief Operating Officer at Wingstop. Prior to that, he served in diverse leadership roles across accounting, finance and operations at Cardinal Logistics Holdings, LLC and KPMG LLP. Mr. Skipworth holds a Master of Business Administration degree from Midwestern State University.

Exhibit 99.1
Mr. Skipworth will serve on the Audit Committee and the Talent and Compensation Committee of Kontoor’s Board of Directors.

About Kontoor Brands

Kontoor Brands, Inc. (NYSE: KTB) is a portfolio of three of the world’s most iconic lifestyle, outdoor and workwear brands: Wrangler®, Lee® and Helly Hansen®. Kontoor Brands is a purpose-led organization focused on leveraging its global platform, strategic sourcing model and best-in-class supply chain to drive brand growth and deliver long-term value for its stakeholders. For more information about Kontoor Brands, please visit www.KontoorBrands.com.